Exhibit 99.1

Investor Contact:	Media Contact:
Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Kristen Baird Adams 216-346-6803 kristen.bairdadams@nationalcity.com
NATIONAL CITY NAMES PRESIDENT PETER E. RASKIND AS CEO;
DABERKO CONTINUES AS BOARD CHAIRMAN UNTIL YEAR END
Appointment Sustains Continuity, Stability of Leadership
     CLEVELAND, Ohio, July 23, 2007— National City Corporation (NYSE: NCC) today announced that Peter E. Raskind has been elected chief executive officer, succeeding David A. Daberko. Mr. Daberko will remain chairman until his retirement at the end of the year, following a distinguished 39-year career with National City. The election of Mr. Raskind as CEO is the latest step in a comprehensive succession planning process that most recently involved his appointment as president and a member of National City’s Board of Directors last December.
     “Peter has been instrumental in shaping the strategic direction of National City and has been a driving force behind many of our most significant accomplishments, including the transformation of our retail bank into one of the most competitive in the industry,” said Mr. Daberko, who has served as CEO since 1995. “Having witnessed Peter’s deep understanding of our company and his ability to drive superior execution, our board and I have every confidence that he is the right leader for National City going forward.”
     “I am honored that the Board has entrusted me to continue building long-term value for our shareholders,” said Mr. Raskind. “Our strategic direction is clear. Through our sharpened focus on the core retail banking, commercial banking, mortgage banking and asset management businesses — those that provide direct customer relationships — we are taking our industry leading products and services to our legacy markets and those we’ve recently entered, deepening existing customer relationships and forging new ones every day.”
     “We believe our business model provides tremendous opportunity for growth and positions us to overcome the challenges that are inherent in our industry and our predominately Midwest footprint,” said Mr. Raskind. “While those challenges make for a tough near-term earnings environment, we have the right strategy and people, not just to compete but to win — win for our customers, win for our shareholders and win for our employees.”

     Mr. Raskind joined National City in September 2000 as the head of Consumer Finance, where he was responsible for National City’s consumer lending businesses. His responsibilities later expanded to include Retail Banking and the company’s mortgage businesses. He was elected vice chairman in 2004.
     Upon appointment as president in December 2006, Mr. Raskind also assumed responsibility for most of National City’s corporate banking operations and wealth management operations, building on the extensive experience in corporate banking, retail banking, operations, corporate trust, treasury management services and strategic planning, which he gained during his 17-year career with U.S. Bancorp. Mr. Raskind began his career in 1979 with Harris Bank in Chicago, IL.
     A native of Medford, MA, Mr. Raskind received a bachelor’s degree in economics from Dartmouth College in 1978 and a Master of Business Administration degree with a concentration in finance from Dartmouth’s Amos Tuck School of Business Administration in 1979. He is a director of Visa International, Visa U.S.A. Inc. and Inovant, LLC.
     As National City’s president, Mr. Raskind has spent considerable time working directly with Mr. Daberko to prepare for the eventual CEO transition. “Continuity and stability of leadership are critical to any organization’s long term success. That has been a hallmark of our company throughout our 162-year history,” said Mr. Daberko, who as chairman will be available to serve in an advisory capacity to Mr. Raskind until his retirement at year end. “The selection of Peter as CEO is the culmination of a thoughtful and rigorous process undertaken by the Board of Directors over several years. It is a testament to the management strength of National City.”
     Mr. Daberko began his career with National City in 1968 as a management trainee.
     In 1973, he was appointed vice president of the bank investment division, and seven years later, he became department head of the metropolitan lending division. In 1982, he was promoted to executive vice president of the corporate banking group at the holding company and of the National City Bank in Cleveland. Three years later, Mr. Daberko led the integration of Columbus-based BancOhio into National City. When he returned two years later to Cleveland, he became the company’s deputy chairman as well as president of National City Bank in Cleveland, posts he held until becoming president and COO in 1993.

     When Mr. Daberko was elected chairman and CEO in 1995, National City was a leading regional bank with total assets of $36 billion. It had 645 banking offices in Ohio, Kentucky and Indiana, employing 21,000, with a market capitalization of $4.8 billion. Under Mr. Daberko’s leadership, National City has emerged as a super regional bank, completing nearly a dozen acquisitions, adding Pennsylvania, Illinois, Michigan, Missouri, Florida and Wisconsin* to its footprint. Today, the company’s total assets stand at $140 billion. Its number of banking offices has more than doubled to 1,400. National City today has more than 31,000 employees, with a market capitalization of $19 billion.
     During this period of growth, National City has delivered solid returns for shareholders. An investor who purchased National City shares in September 1995 has enjoyed a total return of 241 percent through June 30, 2007, or 11 percent compounded annually, assuming the reinvestment of dividends, compared with 212 percent, or 10.18 percent compounded annually, for the S&P 500. Based on an initial investment of $3,087 for 100 shares of National City in 1995, that investor would own 316 shares of National City, worth $10,525.45. That same amount invested in the S&P 500 would have a value of $9,647.69.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, is one of the nation’s largest financial-holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
* Upon close of National City’s acquisition of MAF Bancorp Inc., the parent company of MidAmerica Bank)
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